Exhibit 99.1

Temecula Valley Bancorp Announces the Resignation of George Cossolias

TEMECULA, Calif.--(BUSINESS WIRE)--March 30, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) announced today that George Cossolias, 73, has tendered his resignation as director of Temecula Valley Bancorp Inc. (“Company”) and Temecula Valley Bank (“Bank”), the Company’s principal subsidiary, effective March 26, 2009. Mr. Cossolias has served on the Board of Directors of the Company and the Bank since 2004.

Frank Basirico, Chief Executive Officer, stated, “George’s perspective and insightful participation will be missed. I know I speak for all the other Board members in wishing George the best.”

About Temecula Valley Bank

The Bank was established in 1996 and operates eleven full service banking offices in California in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional commercial and SBA loan offices are located throughout the state of California. The Bank is an SBA Preferred Lender. The Company was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, Chief Executive Officer
951-694-9940